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                                                                  ATTACHMENT B


                   OTHER INFORMATION ABOUT
             EQUITABLE INVESTMENT SERVICES, INC.


     The directors and principal executive officer of Equitable Investment Services, Inc. and their principal occupations are listed below. Unless otherwise indicated the business address of each such person is 909 Locust
Street, Des Moines, Iowa 50309.

NAME AND POSITION
WITH PORTFOLIO MANAGER     PRINCIPAL OCCUPATION
----------------------     --------------------

Lawrence V. Durland, Jr.   Senior Vice President of Equitable of Iowa
Director                   Companies and affiliates


Frederick S. Hubbell       Chairman, President and Chief Executive Officer of
Director and Chairman of   Equitable of Iowa Companies, Equitable Life
the Board of Directors     Insurance Company of Iowa and USG Annuity & Life
                           Company and Chairman of Golden American Life
                           Insurance Company.

Terry Kendall              President and Chief Executive Officer of Golden
Director                   American Life Insurance Company; Chairman, President
1001 Jefferson  Street,    and Chief Executive Officer of First Golden American
Suite 400                  Life Insurance Company of New York; Executive Vice
Wilmington, DE  19801      President Equitable Life Insurance Company of Iowa
                           and USG Annuity & Life Company.

Paul E. Larson             Executive Vice President, Chief Financial Officer of
Director                   Equitable of Iowa Companies and affiliates.

Thomas L. May              Senior Vice President of Equitable Life Insurance
Director                   Company of Iowa and USG Annuity & Life Company.

John A. Merriman           Secretary and General Counsel of Equitable of Iowa
Director                   Companies.

Beth B. Neppl              Vice President--Human Resources of Equitable of Iowa
Director                   Companies and affiliates.

Paul R. Schlaack           President and Chief Executive Officer of Equitable
President, Chief Executive Investment Services, Inc.
Officer and Director

Jerome L. Sychowski        Senior Vice President and Chief Information Officer
Director                   of Equitable of Iowa Companies and affiliates.


                            Attachment B-1
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     Equitable Investment Services also acts as investment
adviser to the Limited Maturity Bond Series of The GCG Trust which has investment objectives and policies similar to those of the Advantage Series. Equitable Investment Services, Inc. also acts as investment adviser to the Liquid Asset Series of The GCG Trust which has investment objectives and policies similar to those of the Money Market Series. The following table sets forth the name of each such investment company, its approximate net assets as of December 31, 1996, and the annual advisory fee charged by Equitable Investment Services, Inc. (as a percentage of average daily net assets).

NAME OF INVESTMENT COMPANY   NET ASSETS     ADVISORY FEE
--------------------------   ----------     ------------

THE GCG TRUST:
Limited Maturity Bond Series $81.3 Million  .30% of first $25 million;
                                            .25% of next $50 million;
                                            .20% of the next $75 million;
                                            .15% of amount over $150 million;
                                            (subject to minimum annual fee
                                            of $35,000)

Liquid Asset Series          $39.1 Million  .20% of first $25 million;
                                            .15% of next $50 million;
                                            .10% of amount over $75 million
                                            (subject to minimum annual fee
                                            of $35,000)


                            Attachment B-2
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